Exhibit 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to Individual Unit Option Agreements of our reports dated March 9, 2006, with respect to the consolidated financial statements and schedules of Crescent Real Estate Equities Company included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Crescent Real Estate Equities Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Crescent Real Estate Equities Company, filed with the Securities and Exchange Commission.
/s/ Ernst & Young
Dallas, Texas
April 10, 2006